Exhibit 10.4

October 30, 2014

John D. Craig
<Address>
<City, State, Zip Code>

Re:	Employment Agreement dated November 9, 2000 between Yuasa, Inc. and John D. Craig (together with the amendments thereto, the “Employment Agreement”)
Dear John:
This letter agreement serves to amend the Employment Agreement in accordance with Section 10.4 thereof. All capitalized terms in this letter agreement shall have the same meaning as in the Employment Agreement, except as provided herein.
The Executive presented the management succession plan to the Company’s Board of Directors and recommended its approval. Based upon the approval of the foregoing by the Company’s Board of Directors, effective immediately prior to the appointment of David M. Shaffer as President and Chief Operating Officer of the Company on November 1, 2014, (a) solely for purposes of Section 2.1 and the definition of “Good Reason” contained in Section 5.4 of the Employment Agreement, the Executive shall no longer be the President of the Company, and (b) for valuable consideration, the receipt and sufficiency of which are hereby acknowledge, the parties hereby agree that the first sentence of Section 2.1 of the Employment Agreement is hereby amended by replacing it in its entirety with the following text:
The Company hereby employs the Executive, and the Executive agrees to serve, as the Chairman and Chief Executive Officer of the Company, upon the terms and conditions herein contained.
The Company acknowledges that “Good Reason” under the Employment Agreement includes, among other things, “a material diminution of the authority, responsibilities or positions of the Executive from those set forth in Section 2.1 (including the failure of the Executive to be elected a director or Chairman of the Board)”, and that the Executive may, absent the Executive’s prior written consent, terminate employment for Good Reason following the effective date of the change in position mentioned above. The Executive, by signing below, hereby irrevocably waives the

Executive’s right to claim Good Reason solely as a consequence of the changes provided above. This waiver is a onetime waiver of the Executive’s right under the Employment Agreement and shall not be binding on the Executive in any other respect.
This waiver was approved by the Compensation Committee of the Board of Directors on October 14, 2014.

Sincerely,
ENERSYS /s/ Richard W. Zuidema

Richard W. Zuidema
Executive Vice President
By signing on the line below, the Executive expressly agrees to the change in position and waives the Executive’s right to claim “Good Reason” under the Employment Agreement with respect to such change

By:	/s/ John D. Craig
John D. Craig